Exhibit 10.5

SECOND AMENDMENT TO OFFICE LEASE
This SECOND AMENDMENT TO OFFICE LEASE ("Second Amendment") is made and entered into as of the 29th day of February, 2012, by and between KILROY REALTY, L.P., a Delaware limited partnership ("Landlord"), and BRIDGEPOINT EDUCATION, INC., a Delaware corporation ("Tenant").
R E C I T A L S :
A.WHEREAS Landlord and Tenant entered into that certain Office Lease dated as of January 31, 2008 (the "Office Lease"), as amended by that certain First Amendment to Office Lease dated as of March 12, 2010 (the "First Amendment"), pursuant to which Landlord currently leases to Tenant and Tenant currently leases from Landlord approximately 142,217 rentable square feet of space (the "Existing Premises") located within the building located and addressed at 13500 Evening Creek Drive North, San Diego, California (the "Building"). The Building is part of the office building project commonly known as "Kilroy Sabre Springs." The Office Lease and the First Amendment shall collectively be referred to as the "Lease."
B.WHEREAS the Office Lease expressly provides that Tenant is obligated to lease the entire Building, but up until March 1, 2012, Tenant will have been leasing a lesser portion of space comprising the Existing Premises.
C.WHEREAS the parties wish to document the automatic addition to the Existing Premises of that certain space containing approximately 5,316 rentable square feet of space commonly known as Suite 100 and located on the first (1st) floor of the Building (the "First Pacific Space"), as depicted on Exhibit A attached hereto and made a part hereof, and thereby Tenant shall lease the entire rentable square footage of the Building as expressly provided for in the Office Lease (i.e., the entire Building shall have been fully delivered to the Tenant and no other tenants shall be leasing space in the Building).
D.WHEREAS the parties desire to amend the Lease as hereinafter provided
A G R E E M E N T :
NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
1.     Terms. All capitalized terms when used herein shall have the same respective meanings as are given such terms in the Lease unless expressly provided otherwise in this Second Amendment.
2.    Modification of the Premises. Landlord and Tenant hereby acknowledge and agree that effective as of March 1, 2012, Tenant shall lease from Landlord and Landlord shall lease to Tenant the First Pacific Space. Consequently, effective upon March 1, 2012, the Existing Premises shall be increased to include the First Pacific Space. Landlord and Tenant hereby acknowledge that upon such addition of the First Pacific Space to the Existing Premises, the Premises shall consist of the entire rentable square footage of the Building (i.e., approximately 147,533 rentable square feet of space) and the Building shall be a single-tenant

[* * *] Confidential portions of this document have been redacted and filed separately with the Commission.

Building (as opposed to a multi-tenant Building). The Existing Premises and the First Pacific Space may hereinafter collectively be referred to as the "Premises."
3.    Base Rent. Notwithstanding any provision to the contrary in the Lease as hereby amended, prior to March 1, 2012, Tenant shall continue to pay Base Rent for the Existing Premises in accordance with the terms of the Lease. Commencing on March 1, 2012, and continuing throughout the remainder of the Lease Term, Tenant shall pay to Landlord monthly installments of Base Rent for the Premises pursuant to the schedule set forth below. Accordingly, as of March 1, 2012, the Base Rent Schedule set forth in Section 4 of the Summary of Basic Lease Information attached to the Lease is, with respect to the period commencing on March 1, 2012, hereby deleted and replaced with the following:

Period During Lease Term	Applicable Square Footage	Monthly Installment of Base Rent	Monthly Rental Rate per Rentable Square Foot
March 1, 2012 through June 30, 2012	147,533	[* * *]	[* * *]
July 1, 2012 through June 30, 2013	147,533	[* * *]	[* * *]
July 1, 2013 through June 30, 2014	147,533	[* * *]	[* * *]
July 1, 2014 through June 30, 2015	147,533	[* * *]	[* * *]
July 1, 2015 through June 30, 2016	147,533	[* * *]	[* * *]
July 1, 2016 through June 30, 2017	147,533	[* * *]	[* * *]
July 1, 2017 through July 31, 2018	147,533	[* * *]	[* * *]
4.    Tenant's Share. Notwithstanding any provision set forth in the Lease to the contrary, effective as of March 1, 2012, Tenant's Share is to be determined based on Tenant then-occupying the entire Building on a single-tenant basis. Accordingly, notwithstanding any provision to the contrary contained in the Lease, Tenant's Share shall equal 100.00%.
5.    First Pacific Space Improvements. Except as set forth in Section 9 of this Second Amendment, Landlord shall not be obligated to provide or pay for any improvement work or services related to the improvement of the First Pacific Space, and Tenant shall accept the First Pacific Space in its presently existing, "as-is" condition.
6.    Other Amounts, Percentages and Figures. Notwithstanding any provision to the contrary set forth in the Lease, all other amounts, percentages and figures based upon the smaller square footage of the Existing Premises shall, as of March 1, 2012, be restored to the amounts, percentages and figures initially set forth in the Office Lease, based on the Premises

[* * *] Confidential portions of this document have been redacted and filed separately with the Commission.

consisting of approximately 147,533 rentable square feet of space (i.e., the entirety of the Building).
7.    Notices. Notwithstanding any provision to the contrary set forth in the Lease, effective as of the date of this Second Amendment, any Notices to Tenant must be sent, transmitted, or delivered, as the case may be, to the following addresses:
Bridgepoint Education, Inc.
13500 Evening Creek Drive North, Suite 600
San Diego, California 92128
Facsimile No.: 858-408-2903
Attention: Kenny Lin
with a copy to:
Procopio, Cory, Hargreaves & Savitch LLP
525 B Street, Suite 2200
San Diego, CA 92101
Facsimile No.: 619.235.0398
Attention: Thomas W. Turner, Jr., Esq.
8.    No Broker. Landlord and Tenant hereby warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this Second Amendment, and that they know of no real estate broker or agent who is entitled to a commission in connection with this Second Amendment. Each party agrees to indemnify and defend the other party against and hold the other party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, costs and expenses (including without limitation reasonable attorneys' fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of any dealings with any real estate broker or agent, occurring by, through, or under the indemnifying party. The terms of this Section 8 shall survive the expiration or earlier termination of the term of the Lease, as hereby amended.
9.    Improvement Allowance Sunset Date. Notwithstanding any provision to the contrary contained in the Lease, (i) the reference to "June 30, 2011" in Section 2.1 of the Work Letter attached to the Office Lease as Exhibit B (the "Work Letter") shall be deleted and of no further force or effect as of the date of this Second Amendment and such date shall be replaced with "December 31, 2012," (which December 31, 2012 date shall be referred to herein as the "Improvement Allowance Sunset Date"), and therefore (ii) any unused portion of the "Improvement Allowance" (as that term is defined in Section 2.1 of the Work Letter) which has not been disbursed by Landlord pursuant to the terms of Work Letter as of the date of this Second Amendment, shall be available for disbursement pursuant to the terms, conditions and covenants of the Work Letter. Notwithstanding any provision to the contrary contained in the Lease, Landlord and Tenant expressly acknowledge and agree that any unused portion of the Improvement Allowance remaining as of the Improvement Allowance Sunset Date, shall remain with Landlord and Tenant shall have no further right thereto.
10.    No Further Modification. Except as specifically set forth in this Second Amendment, all of the terms and provisions of the Lease shall remain unmodified and in full force and effect.

[* * *] Confidential portions of this document have been redacted and filed separately with the Commission.

IN WITNESS WHEREOF, this Second Amendment has been executed as of the day and year first above written.

"LANDLORD"
KILROY REALTY, L.P.,
a Delaware limited partnership
By:    Kilroy Realty Corporation,
a Maryland corporation,
General Partner
By:      /s/ Brian Gallagher
        Its:    SVP
By:     /s/ John T. Fucci
        Its:    SVP Asset Management

"TENANT"	BRIDGEPOINT EDUCATION, INC., a Delaware corporation By: /s/ Daniel J. Devine Its: CFO By: /s/ Kenny Lin Its: VP, Real Estate

[* * *] Confidential portions of this document have been redacted and filed separately with the Commission.

Exhibit A

existing rated exit corridor
existing corridor
Break Room
UP
stair 2
men
lavs
corridor
lavs
women
elec
ele
Files
Future
shwr
jan
shwr
Files
Vault
SAFE
Tellers
Prem
Banker
SBA
SBA
Admin
Credit
Analyst
Loan
Proc
Cust
Svc Mgr
Lobby
Waiting
two
e
lo
SBA
14'-6 3/16"
19'-5 13/16"
11'-3"
SBA Mgr
Conference
Loan Off
Server
ATM
ATM
Loan Off
Reg Mgr